Exhibit 99.3

Porter Holding International, Inc.

Unaudited Pro Forma Condensed Combined Financial Statements

The following unaudited pro forma condensed combined financial statements give effect to the reverse merger transaction (the “Transaction”) between Porter Holding International, Inc. (the “Company”, “ULNV”, “we”, “us”, or “our”) and Porter Group Limited (“PGL”), a company incorporated in the Republic of Seychelles.

Porter Holding International, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2017

(Stated in US Dollars)

	Historical (Note 1)		Pro Forma
	ULNV	PGL	Adjustments	Note 2	Combined

ASSETS
Current assets
Cash and cash equivalents	$—	$852,284			$852,284
Short-term investments	—	471,062			471,062
Accounts receivable, net of nil allowance for doubtful accounts	—	41,773			41,773
Prepayments and other receivables	—	1,256,430			1,256,430
Amounts due from related parties	—	9,179	$(4,500)	(4)	4,679
Total current assets	—	2,630,728			2,626,228

Non-current assets
Property, plant and equipment, net	—	8,238			8,238
Intangible assets, net	—	19,362			19,362
Total non-current assets		27,600			27,600

Total assets	$—	$2,658,328			$2,653,828

LIABILITIES AND STOCKHOLDERS’ DEFICIT

LIABILITIES
Current liabilities
Accounts payable	$—	$22,144			$22,144
Accruals and other payables	—	1,420,516			1,420,516
Income tax payable	—	1,895			1,895
Amounts due to shareholders		374,524			374,524
Amounts due to related parties	4,500	1,650,515	(4,500)	(4)	1,650,515
Total current liabilities	4,500	3,469,594			3,469,594

Total liabilities	4,500	3,469,594			3,469,594

STOCKHOLDERS’ DEFICIT
Common stock	508,110	—			508,110
Paid-in capital	—	725,000	(725,000)	(3)	—
Additional paid-in capital	(467,338)	188,171	679,728	(1)(3)	400,561

Accumulated deficit	(45,272)	(1,842,938)	45,272	(1)	(1,842,938)
Accumulated other comprehensive income	—	118,501	—		118,501
Total stockholders’ deficit	(4,500)	(811,266)			(815,766)
Total liabilities and stockholders’ deficit	$—	$2,658,328			$2,653,828

Porter Holding International, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three Months Ended March 31, 2017

(Stated in US Dollars)

	Historical (Note 1)		Pro Forma
	ULNV	PGL	Adjustments	Note 2	Combined

REVENUE	$—	$136,966			$136,966

COST OF REVENUE	—	(63,367)			(63,367)

GROSS PROFIT	—	73,599			73,599

OPERATING EXPENSES

General and administrative expenses	(4,500)	(392,257)	4,500	(1)	(392,257)

LOSS FROM OPERATIONS	(4,500)	(318,658)			(318,658)

Other income (expense)	—	1,018			1,018

NET LOSS BEFORE TAXES	(4,500)	(317,640)			(317,640)

Income tax expense	—	(518)			(518)

NET LOSS	$(4,500)	$(318,158)			$(318,158)

NET LOSS PER SHARE: BASIC AND DILUTED*	$0.00				$0.00

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING: BASIC AND DILUTED	452,554,444		55,555,556	(2)	508,110,000

* Less than $0.01 per share

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

On December 16, 2016, the Company entered into a share purchase agreement (the “Purchase Agreement”) with PGL. Pursuant to the Purchase Agreement, with PGL and its shareholders, pursuant to which the Company agreed to acquire 100% of the issued and outstanding shares of PGL in exchange for 500,000,000 shares of the Company’s common stock. In January 2017, 500,000,000 shares of common stock were issued pursuant to the Purchase Agreement and are held in escrow and deemed to be in the full control of ULNV until the closing.

On April 7, 2017, the Company filed a Current Report on Form 8-K with the Securities and Exchange Commission (“SEC”), announcing the completion of a business combination between the Company and PGL, in accordance with the terms of the Purchase Agreement. As a result of the transaction, PGL became the Company’s wholly-owned subsidiary and the shareholders of PGL became the holders of approximately 98.4% of our issued and outstanding capital stock on a fully-diluted basis. The acquisition was accounted for as a recapitalization effected by a share exchange, wherein PGL is considered the acquirer for accounting and financial reporting purposes. The assets and liabilities of the acquired entity have been brought forward at their book value and no goodwill has been recognized.

Note 1 — Basis of Presentation

The unaudited pro forma condensed combined financial statements have been derived from the historical unaudited financial statements of the Company after giving effect to the merger with PGL.

The unaudited pro forma condensed combined balance sheet as of March 31, 2017 is presented as if the acquisition of PGL had occurred on March 31, 2017.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2017 is presented as if the acquisition of PGL had occurred on January 1, 2017 and was carried forward through each of the aforementioned periods presented.

Historical financial information has been adjusted in the pro forma balance sheet to pro forma events that are: (1) directly attributable to the Share Exchange; (2) factually supportable; and (3) expected to have a continuing impact on the Company’s results of operations. This merger will be treated as a reverse acquisition, and therefore PGL is treated as the accounting acquirer, such that the financial statements of PGL immediately after the merger will become those of the Company. The pro forma adjustments presented in the pro forma condensed combined balance sheet and statement of operations are described in Note 2— Pro Forma Adjustments.

The pro forma condensed financial statements should be read in conjunction with a reading of the historical financial statements and accompanying notes of the Company included in the Annual Report on Form 10-K for the fiscal year ended February 28, 2017 and of PGL included in this Form 8-K for the three months ended March 31, 2017.

These pro forma condensed financial statements are presented for illustrative purposes only and are not intended to be indicative of actual consolidated financial position and consolidated results of operations had the purchase been in effect during the periods presented, or of consolidated financial condition or consolidated results of operations that may be reported in the future.

Note 2 - PRO FORMA ADJUSTMENTS

The adjustment included in the pro forma balance sheet and statement of operations is as follows:

(1)                 To eliminate the accumulated loss of ULNV incurred before the reverse acquisition.

(2)                 To reflect the issuance of 500,000,000 shares to the shareholders of PGL, resulting in 508,110,000 total shares of common stock outstanding of ULNV after the reverse acquisition.

(3)                 To eliminate paid-in capital of PGL.

(4)                 To eliminate the current account between ULNV and PGL.